Exhibit 99.1


       American Retirement Corporation Reports First Quarter 2006 Results

    NASHVILLE, Tenn.--(BUSINESS WIRE)--May 4, 2006--American
Retirement Corporation (NYSE: ACR):

    -- Reported diluted earnings per share of $.14 for the quarter, including $.03 of non-cash equity compensation.

    -- Community revenue increased 10% and community operating contribution increased 16% over the prior year's first quarter.

    -- For the first quarter, free cash flow was $10.8 million, an increase of 300% versus the prior year.

    -- Completed or announced $271 million of transactions - one transaction involving 4 communities completed during the first quarter, another acquisition of 2 communities completed at the beginning of the second quarter and another community to be purchased during the second quarter.

    American Retirement Corporation (NYSE: ACR) today reported first quarter 2006 diluted earnings of $.14 per share, compared with $.09 per share for the prior year's first quarter.
    Bill Sheriff, Chairman, President and CEO of the company, commented, "Our operations had a very good first quarter by all measures. Our same community results showed an 8% increase in revenues and a 15% increase in operating contribution. Occupancies remained strong with our assisted living portfolio reaching over 92%. Monthly revenue per unit continued to increase and, at the same time, we controlled operating expenses to produce record levels of operating contribution per unit - well above the industry average. We accomplished this despite the lack of clarity regarding therapy caps early in the period, which dampened our ancillary revenue in the beginning of the first quarter - although the volume was close to targeted levels by the end of the quarter."
    "We also had a good start for the year regarding our growth strategy," he added. "We acquired the four Town Village communities during the quarter, which are in targeted strategic markets. We added a continuum component to our market presence in Kansas City with the acquisition of two communities at the beginning of the second quarter, which will be accretive. We also announced an agreement to acquire a very large entry-fee community in Florida that we expect to close before the end of the second quarter. We believe this acquisition will fit well with our current portfolio in the Tampa area and will be accretive. Additionally, we now have three of the eventual seven joint venture pharmacies started and, though we incurred about $.01 per share of start-up costs in the quarter, we are very excited about their prospects. We also made progress on the start-up of home health agencies in seven of our markets and on our various development projects."
    (All references to growth rate percentage compare the results of the current period to the prior year comparable period).

    Financial Highlights

    -- $131 million of total revenue for the first quarter of 2006, an 11% increase.

    -- Net income of $5 million ($.14 per diluted share) for the first quarter of 2006 versus $3 million ($.09 per diluted share) for the first quarter of 2005.

    -- Community operating contribution from the company's three business segments of $46 million for the first quarter, an increase of 17%.

    -- First quarter 2006 income from operations of $10 million, a 51% increase.

    --  Completed equity offering of $90 million.

    Operational Highlights

    -- Occupancy was 94%, with the company's large retirement communities ending the quarter at 95% and the free-standing assisted living communities ending at 92%.

    -- Same community results showed an 8% increase in revenue and a 15% increase in operating contribution for the year.

    -- Retirement Center communities produced a 7% increase in average monthly revenue per occupied unit and an 11% increase in monthly operating contribution per occupied unit.

    -- Free-standing assisted living communities produced a 9% increase in average monthly revenue per occupied unit and a 24% increase in monthly operating contribution per occupied unit.

    Operating Review

    The company operates in three business segments:

    -- The Retirement Centers ("Retirement Centers") include CCRCs (continuing care retirement centers), Entrance-Fee Communities ("EF Communities") and congregate living residences.

    --  Free-standing assisted living communities ("Free-standing
        AL's") are smaller than Retirement Centers and provide assisted living and specialized care such as Alzheimer's and memory enhancement programs.

    -- The Management Services segment includes fees from management agreements for communities owned by others and joint ventures, development fees and reimbursed expenses.

    For the first quarter of 2006, the results for the company's three operating segments were as follows:




                                Three months ended:
                                      Mar. 31,
                                --------------------     $       %
                                    2006       2005   Change  Change
-------------------------------  --------   -------- -------- --------
Resident & Healthcare revenue   $127,786   $116,653   11,133      9.5%
-------------------------------  --------   --------  ------- --------
Community operating expense     $ 83,454   $ 78,301    5,153      6.6%
-------------------------------  --------   --------  ------- --------
Community operating
 contribution(1)                $ 44,332   $ 38,352    5,980     15.6%
-------------------------------  --------   --------  ------- --------
Community contribution margin       34.7%      32.9%
-------------------------------  --------   -------- -------- --------
Management Services op.
 contribution                   $  1,224   $    500      724    144.8%
-------------------------------  --------   --------  ------- --------

        (1) The company evaluates the performance of its business segments primarily based upon their operating contributions, which the company defines as revenue from the segment less operating expenses, excluding depreciation, associated with that segment.


    Retirement Centers Segment

    The company's 29 Retirement Centers exhibited strong increases in revenue and operating contribution for the first quarter of 2006 as follows:





      Retirement Centers ($ in 000's):
-------------------------------------- Three months ended:
                                             Mar. 31,
------------------------------------------------------    $      %
                                         2006    2005  Change  Change
-------------------------------------- ------- -----------------------
  Resident & Healthcare revenue       $98,606 $91,046 $ 7,560     8.3%
-------------------------------------- ------- ------- ---------------
  Community operating contribution    $34,255 $30,592 $ 3,663    12.0%
-------------------------------------- ------- ------- ---------------
  Community contribution margin          34.7%   33.6%
-------------------------------------- ------- -----------------------
  % Ending Occupancy                       95%     95%
-------------------------------------- ------- -----------------------



    The Retirement Center segment continued to produce strong revenue gains.

    --  Average occupancy was 96%, up from first quarter 2005's 95%.

    -- Ending occupancy was 95%, level with the first quarter of 2005, with 97% occupancy in the independent living, 95% in the assisted living and 91% in the skilled nursing components of the segment.

    -- Average monthly revenue per occupied unit increased 7% during the quarter versus the prior year to $3,815 - due to increases in monthly service fees and per diem rates in skilled nursing, turnover of residents (the "Mark-to-Market" effect of reselling or reletting units at higher current rates) and increased ancillary services, primarily driven by the company's Innovative Senior Care therapy, education and wellness programs.

    The operating contribution for Retirement Centers was $34 million for the first quarter of 2006. This represented a $4 million or 12% increase over the prior year's first quarter. The Retirement Centers continue to produce increased monthly operating contribution per occupied unit, attaining $1,325 per unit in the first quarter of 2006, an 11% improvement from the prior year's first quarter. For the first quarter of 2006, 48% of the incremental revenue from the Retirement Center segment fell to operating contribution.

    Free-standing AL's Segment

    The company's 32 Free-standing AL's exhibited strong increases in revenue and operating contribution for the first quarter of 2006 as follows:




Free-standing AL's ($ in 000's)(1):
--------------------------------      Three months ended:
                                           Mar. 31,
-------------------------------------------------------   $      %
                                          2006    2005  Change Change
-------------------------------- -------------- ------- ------ ------
  Resident & Healthcare revenue $       29,180 $25,607  3,573   14.0%
-------------------------------- -------------- ------- ------ ------
  Community operating
   contribution                 $       10,077 $ 7,760  2,317   29.9%
-------------------------------- -------------- ------- ------ ------
  Community contribution margin           34.5%   30.3%
-------------------------------- -------------- ------- ------ ------
  % Ending Occupancy                        92%     90%
-------------------------------- -------------- ------- ------ ------

        (1) Includes results of 32 Free-standing AL's and excludes nine non-consolidated Free-standing AL's held in joint ventures.



    The revenue increase in the Free-standing AL segment of 14% to $29 million was driven by the following factors:

    -- Average occupancy for the Free-standing AL portfolio was 92% for the first quarter, up from 89% a year ago and up from 91% in the fourth quarter of 2006.

    -- The average monthly revenue per occupied unit increased 9% to $3,666, up from $3,364 per month in the first quarter of 2005. The revenue per occupied unit increase was due to rate increases, reduced promotional allowances, increased care services and turnover of residents (the "Mark-to-Market" effect of reletting units at higher current rates).

    --  The increased use of ancillary services, particularly
        Innovative Senior Care therapy, education and wellness services, also contributed significantly to the revenue increase for this segment.

    The operating contribution for Free-standing AL's was $10.1 million for the first quarter of 2006, a $2 million or 30% increase over the prior year's first quarter. The Free-standing AL's continue to increase the monthly operating contribution per occupied unit, reaching $1,266 per unit in the first quarter of 2006, a 24% improvement from the prior year's first quarter. For the first quarter of 2006, 65% of the incremental revenue from the Free-standing AL segment fell to operating contribution.

    Management Services Segment

    The Management Services segment had an operating contribution of $1.2 million in the first quarter of 2006, an increase of $.7 million. The company's Management Services business segment includes management contracts on six third party managed communities (6 Retirement Centers), management contracts on 13 communities owned in joint venture structures (4 Retirement Centers and 9 Free-standing AL's) and development fees on development projects for third parties and joint ventures.

    Financial Review

    Revenues for the quarter increased 11% to $131 million versus the prior year quarter, reflecting the increased average occupied units, the incremental rate increase from the Mark-to-Market effect for new residents, rate increases to existing residents and increased ancillary services. Ancillary services revenue was over $21 million for the quarter, up from $18 million a year ago. Ancillary services revenue currently comprises 16% of total revenue.
    Community operating expenses increased 6% for the quarter versus the prior year period, while community revenue increased 10%, evidencing good cost control in spite of an increase in utility costs. General and administrative expenses increased $3 million from the first quarter of 2005 as a result of $1.6 million of non-cash compensation expense and the growth of the Company's business.
    Net income for the first quarter of 2006 was $5 million or $.14 per diluted share, compared with $3 million or $.09 per share for the prior year's first quarter. Free cash flow was $10.8 million for the first quarter, versus $2.7 million for the first quarter of 2005.

    2006 Earnings Outlook

    The company expects to report net earnings per diluted share for 2006 in a range of $.69 to $.72 per diluted share, which includes an estimated $.12 of share-based, non-cash compensation expense. This guidance includes the impact of previously announced transactions, but does not include the impact of potential future acquisitions.

    Conference Call Information

    American Retirement Corporation will hold a conference call with Bill Sheriff, Chairman, President and Chief Executive Officer, and Bryan Richardson, Chief Financial Officer, to discuss the company's 2006 first quarter results and the other matters described above. The call will be held Thursday, May 4, 2006 at 11:00 a.m. ET (10:00 a.m. Central) and parties may participate by either calling (877) 252-6354 or through the company's website at www.arclp.com. Click on the broadcast icon to listen to the earnings call - Windows Media Player(TM) is required to listen to this webcast. In addition, the call will be archived on the company's website until the next regularly scheduled earnings conference call. If any material information is disclosed on the conference call that has not been previously disclosed publicly, that information will also be available at the Investors Welcome portion of the company's website.

    Additional Filings

    The company will file on or about May 4, 2006 a Form 8-K with the SEC which includes supplemental information relating to the company's first quarter 2006 results. This filing will also be available through the Investors Welcome section of the company's website - www.arclp.com.

    Company Profile

    American Retirement Corporation is a national senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing and Alzheimer's care. Established in 1978, the company believes that it is a leader in the operation and management of senior living communities, including independent living communities, continuing care retirement communities, Free-standing AL's, and the development of specialized care programs for residents with Alzheimer's and other forms of dementia. The company's operating philosophy is to enhance the lives of seniors by striving to provide the highest quality of care and services in well-operated communities designed to improve and protect the quality of life, independence, personal freedom, privacy, spirit, and dignity of its residents. The company currently operates 82 senior living communities in 19 states, with an aggregate unit capacity of approximately 15,200 units and resident capacity of approximately 17,100. The company owns 33 communities (including 13 communities in joint ventures), leases 43 communities, and manages six communities pursuant to management agreements. Approximately 83% of the company's revenues come from private pay sources.

    Risks of Forward Looking Statements

    Statements contained in this press release and statements made by or on behalf of American Retirement Corporation relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the company or its management, including, without limitation, all statements regarding the company's future earnings and results of operations and future share-based compensation expenses, all statements regarding the financial effects of recently completed acquisitions, and all statements regarding potential acquisitions and planned expansions and development. These forward-looking statements may be affected by certain risks and uncertainties, including without limitation the following: (i) the risk associated with the company's debt and lease obligations, (ii) the company's ability to sell its entrance fee units and to increase occupancy at the company's communities, (iii) the risk that the company will be unable to improve the company's results of operations, increase cash flow and reduce expenses, (iv) the risks associated with adverse market conditions of the senior housing industry and the United States home resale market and economy in general, (v) the risk that the company is unable to obtain liability insurance in the future or that the costs thereof (including deductibles) will be prohibitive,
(vi) the company's ability to obtain new financing or extend and/or modify existing debt, (vii) the risk that the company will not be able to successfully integrate acquired communities into the company's operations, (viii) the risk of changes in government reimbursement programs including caps on therapy reimbursements, (ix) the risk that the company will be unable to locate acquisition opportunities at prices that the company deems acceptable or to successfully complete planned expansions and developments of new units, (x) the company's ability to derive expected financial results from new developments and expansions and (xi) the risk factors described in the company's Annual Report on Form 10-K for the year ended December 31, 2005 under the caption "Risk Factors" and in the company's other filings with the SEC. In light of the significant uncertainties inherent in the forward-looking statements included herein, the company's actual results could differ materially from such forward-looking statements. The company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.




AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)


                                Three months ended        Increase
                                      March 31,          (Decrease)
                               ---------------------- ----------------
                                   2006         2005      $       %
                                --------  -----------  ------- -------
Revenues:
   Resident and health care    $127,786  $   116,653  $11,133     9.5%
   Management services            1,224          500      724   144.8%
   Reimbursed expenses            2,083          802    1,281   159.7%
                                --------  -----------  ------- -------
     Total revenues             131,093      117,955   13,138    11.1%

Operating expenses:
   Cost of community service
    revenue, exclusive of
    depreciation                 83,454       78,301    5,153     6.6%
   Lease expense                 15,333       15,510     (177)   -1.1%
   Depreciation and
    amortization, inclusive of
    general and administrative
     depreciation and
      amortization of $364 and
      $943                        9,407        9,271      136     1.5%
   Amortization of leasehold
    acquisition costs               592          699     (107)  -15.3%
   Loss on sale of assets            84           12       72   600.0%
   Reimbursed expenses            2,083          802    1,281   159.7%
   General and administrative     9,942        6,591    3,351    50.8%
                                --------  -----------  ------- -------
     Total operating expenses   120,895      111,186    9,709     8.7%
                                --------  -----------  ------- -------

     Income from operations      10,198        6,769    3,429    50.7%

Other income (expense):
   Interest expense              (4,270)      (3,557)    (713)  -20.0%
   Interest income                1,626          720      906   125.8%
   Other                           (214)         139     (353) -254.0%
                                --------  -----------  ------- -------
     Other expense, net          (2,858)      (2,698)    (160)   -5.9%
                                --------  -----------  ------- -------

     Income before income taxes
      and minority interest       7,340        4,071    3,269    80.3%

Income tax expense                2,714        1,375    1,339   -97.4%
                                --------  -----------  ------- -------

     Income from continuing
      operations before
      minority interest           4,626        2,696    1,930    71.6%

Minority interest in (earnings)
 losses of consolidated
 subsidiaries, net of tax           176          (71)     247   347.9%
                                --------  -----------  ------- -------

     Net income                $  4,802  $     2,625  $ 2,177    82.9%
                                ========  ===========  ======= =======

 Basic income per share        $   0.14  $      0.09
                                ========  ===========
 Diluted income per share      $   0.14  $      0.09
                                ========  ===========

Weighted average shares used
 for basic earnings per share
 data                            33,798       28,899
Effect of dilutive common stock
 options                          1,098        1,801
                                --------  -----------
Weighted average shares used
 for diluted earnings per share
 data                            34,896       30,700
                                ========  ===========

----------------------------------------------------

                               March 31, December 31,
                                   2006         2005
                                --------  -----------
Selected Balance Sheet Data:
     Cash and cash equivalents $ 84,245  $    40,771
     Restricted cash             32,570       28,435
     Working capital deficit    (31,830)     (90,509)
     Land, buildings and
      equipment, net            558,257      551,298
     Total assets               945,081      879,474
     Long-term debt, including
      current portion           125,028      146,583
     Capital lease and lease
      financing obligations,
      including
          current portion       173,227      177,417
     Refundable portion of
      entrance fees              85,434       85,164
     Current portion of
      deferred entrance fee
      income                     37,591       38,407
     Long-term deferred
      entrance fee income       125,112      122,417
     Deferred gain on sale
      lease-back transactions    86,392       89,012
     Shareholders' equity       229,619      132,755


AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES
GAAP RECONCILIATION
FREE CASH FLOW
 ($'s in thousands)

 Free cash flow is presented to provide additional information concerning cash flow available to meet future debt service obligations and working capital requirements. Free cash flow should not be considered as a measure of financial performance or liquidity under U.S. generally accepted accounting principles. Free cash flow should not be considered in isolation or as alternative to financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. Free cash flow, as presented, may not be comparable to similarly titled measures of other companies.

 The following table reconciles Free cash flow, as described above, to net income as reflected in the Company's consolidated statements of earnings.
                                                        Three months
                                                           ended
                                                       March 31, 2006

 Net income                                           $        4,802
 Adjustments to reconcile net income to cash and cash
  equivalents
  provided by operating activities:
  Depreciation and amortization                                9,999
  Non-cash stock-based compensation expense                    1,495
  Amortization of deferred financing costs                       197
  Non-cash interest income                                       (36)
  Amortization of deferred gain on sale-leaseback
   transactions                                               (2,961)
  Loss (gain) on sale of assets                                   84
  (Gains) losses from unconsolidated joint ventures              346
  Minority interest in earnings of consolidated
   subsidiaries                                                 (176)
  Entrance fee items
      Amortization of deferred entrance fee revenue           (4,639)
      Proceeds from entrance fee sales                         8,789

                                                      --------------
 Net cash and cash equivalents provided by operating
  activities (before changes in assets and liabilities,
  exclusive of acquisitions and sale leaseback
  transactions)                                               17,900

  Adjustments for lease escalators and other accruals          1,094
  Additions to land, building and equipment, including
   development expenditures                                  (13,985)
      Remove development expenditures                         11,304
  Distributions received from joint ventures                     324
  Net deferred tax effect                                        885
  Tax benefit from exercise of stock options                     448
  Proceeds from refundable entrance fee sales, net of
   refunds                                                    (1,474)
  Distributions to minority interest holders                    (762)
  Principal reductions in master trust liability                (244)

                                                       --------------
 Free cash flow                                               15,490

  Principal payments on long-term debt                        (4,721)

                                                       --------------
 Free cash flow after principal payments              $       10,769
                                                       ==============




    CONTACT: American Retirement Corporation
             Ross C. Roadman, 615-376-2412